Exhibit 99.1
Conn's, Inc. Reports Fourth Quarter Fiscal Year 2018 Financial Results
Achieves Full-Year Profitability
Record Yield and Lower Charge-Offs Drive Highest Credit Spread in Three Years
60+ Delinquency Rate Declines 80 Basis Points Y-O-Y; Second Consecutive Quarter of Y-O-Y Decline
Strong Retail Operating Margin Supported by Record Retail Gross Margin
Platform Built to Support Compelling Retail Growth Opportunity

THE WOODLANDS, Texas, April 5, 2018 - Conn's, Inc. (NASDAQ: CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended January 31, 2018.
“Conn’s fiscal year 2018 financial results demonstrate the successful execution of the Company’s turnaround strategies and, as expected, a return to full-year profitability. Credit segment performance improved throughout the fiscal year as a result of higher finance charges, stronger portfolio fundamentals, controlled expenses, and lower borrowing costs. Conn’s retail segment ended the year with record retail gross margins. I am encouraged by the platform we have created and the positive momentum underway at Conn’s,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
For the fourth quarter of fiscal year 2018, Conn’s credit spread of 560 basis points was the highest level in the past three years driven by both year-over-year improvement in interest income and fee yield and year-over-year reduction in the percentage of bad debt charge-offs. Credit quality has improved as the Company's 60+ delinquency rate declined year-over-year for the second consecutive quarter. Originations continue to benefit from higher yields and enhanced underwriting, and Conn’s credit segment is on a clear path towards even better financial performance as the portfolio seasons.
“Conn's unmatched value proposition, combining a differentiated credit offering and compelling retail experience, provides the Company with a significant opportunity to profitably grow retail sales and become a national retailer. As we look to fiscal year 2019, we will leverage the successful platform we have built to continue improving our credit spread, while dedicating more of our focus to driving retail growth,” concluded Mr. Miller.
Fourth Quarter Results
For the fourth quarter of fiscal year 2018, net income was $3.2 million or $0.10 per diluted share compared to a net loss for the fourth quarter of fiscal year 2017 of $0.1 million or $0.00 per diluted share. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal year 2018 was $17.9 million or $0.56 per diluted share, which excludes the impact of the Tax Cut and Jobs Act (the "Tax Act"), costs associated with a facility relocation, and contingency reserves related to legal matters. This compares to adjusted net income for the fourth quarter of fiscal year 2017 of $1.5 million or $0.05 per diluted share, which excludes credits from legal and professional fees associated with securities-related litigation, an adjustment to our indirect tax audit reserve, executive management transition costs and certain non-recurring discrete tax items.
Retail Segment Fourth Quarter Results
Total retail revenues were $334.5 million for the fourth quarter of fiscal year 2018 compared to $356.2 million for the fourth quarter of fiscal year 2017, a decrease of $21.7 million. The 6.1% decrease in retail revenue was primarily driven by a decrease in same store sales of 8.0%, partially offset by new store growth. Sales for the three months ended January 31, 2018 were impacted negatively by the transition of our lease-to-own partner and general consumer softness along the Mexico border. For the fourth quarter of fiscal year 2018, retail segment operating income was $48.6 million. On a non-GAAP basis, adjusted retail segment operating income was $50.8 million which excludes costs associated with a facility closure and contingency reserves related to legal matters.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2018	% of Total	2017	% of Total	Change	% Change	% Change
Furniture and mattress	$106,967	32.0%	$111,289	31.3%	$(4,322)	(3.9)%	(5.3)%
Home appliance	84,494	25.3	83,723	23.5	771	0.9	(0.1)
Consumer electronics	81,966	24.5	96,415	27.1	(14,449)	(15.0)	(16.7)
Home office	25,385	7.6	25,483	7.2	(98)	(0.4)	(1.3)
Other	4,321	1.3	5,018	1.4	(697)	(13.9)	(14.8)
Product sales	303,133	90.7	321,928	90.5	(18,795)	(5.8)	(7.2)
Repair service agreement commissions	27,680	8.2	30,766	8.6	(3,086)	(10.0)	(13.9)
Service revenues	3,648	1.1	3,203	0.9	445	13.9
Total net sales	$334,461	100.0%	$355,897	100.0%	$(21,436)	(6.0)%	(8.0)%
The following provides a summary of the items impacting the performance of our product categories during the fourth quarter of fiscal year 2018, compared to the fourth quarter of fiscal year 2017:

•	Furniture unit volume decreased 11.0%, partially offset by a 9.4% increase in average selling price;

•	Mattress unit volume decreased 18.6%, partially offset by a 6.3% increase in average selling price;

•	Home appliance unit volume decreased 0.3%, partially offset by a 0.1% increase in average selling price;

•	Consumer electronic unit volume decreased 17.1%, partially offset by a 0.5% increase in average selling price; and

•	Home office unit volume decreased 8.1%, partially offset by a 7.4% increase in average selling price.
Credit Segment Fourth Quarter Results
Credit revenues were $85.9 million for the fourth quarter of fiscal year 2018 compared to $76.6 million for the fourth quarter of fiscal year 2017. The 12.1% increase in credit revenue was primarily the result of increased originations of our higher-yielding direct loan product, which contributed to the increase in the portfolio yield rate to 20.5% from 16.5%, partially offset by the impact of a 2.6% decline in the average balance of the customer receivables portfolio. Credit revenues for the fourth quarter of fiscal year 2018 also reflect a decline in insurance income primarily due to a decrease in retrospective commissions as a result of higher claim volumes related to Hurricane Harvey. The total customer portfolio balance was $1.5 billion at January 31, 2018, compared to $1.6 billion at January 31, 2017, a decrease of 1.8%.
Provision for bad debts was $54.7 million for the fourth quarter of fiscal year 2018 compared to $72.1 million for the fourth quarter of fiscal year 2017, a decrease of $17.4 million. The most significant reasons for the decrease in the provision for bad debts for the three months ended January 31, 2018 compared to the three months ended January 31, 2017 were:

i.
improvements in the credit quality of the portfolio for the three months ended January 31, 2018 compared to the three months ended January 31, 2017, resulting in a decrease in our estimated non-TDR loss rate;

ii.	lower net charge-offs for the three months ended January 31, 2018 compared to the three months ended January 31, 2017;
partially offset by:

iii.	higher growth in the customer receivables portfolio balance for the three months ended January 31, 2018 compared to the three months ended January 31, 2017; and

iv.	an increase in TDR balances in the three months ended January 31, 2018 compared to the three months ended January 31, 2017.
Additional information on the credit portfolio and its performance may be found in the Customer Receivable Portfolio Statistics table included within this press release and in the Company's Form 10-K for the year ended January 31, 2018, to be filed with the Securities and Exchange Commission.
Store Update
The Company has opened two new Conn's HomePlus® stores in Texas during the first quarter of fiscal year 2019, bringing the total store count to 118 in 14 states. During fiscal year 2019, the Company plans to open between five and nine new stores in existing states to leverage current infrastructure.

Liquidity and Capital Resources
As of January 31, 2018, the Company had $207.6 million of immediately available borrowing capacity under its $750 million revolving credit facility, with an additional $462.6 million that may become available upon increases in eligible inventory and customer receivable balances under the borrowing base. The Company also had $9.3 million of unrestricted cash available for use.
Outlook and Guidance
The following are the Company's expectations for the business for the first quarter of fiscal year 2019:

•	Change in same store sales down 3% to 5%;

•	Retail gross margin between 38.5% and 39.0% of total net retail sales;

•	Selling, general and administrative expenses between 31.5% and 33.0% of total revenues;

•	Provision for bad debts between $43.0 million and $47.0 million;

•	Finance charges and other revenues between $81.0 million and $85.0 million; and

•	Interest expense between $17.5 million and $18.5 million.
Conference Call Information
The Company will host a conference call on April 5, 2018, at 10 a.m. CT / 11 a.m. ET, to discuss its fourth quarter fiscal year 2018 financial results. Participants can join the call by dialing 877-754-5302 or 678-894-3020. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal year 2018 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 12, 2018 by dialing 855-859-2056 or 404-537-3406 and Conference ID: 4981108.
About Conn's, Inc.
Conn's is a specialty retailer currently operating 118 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and smart televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.
Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A,

Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Revenues:
Total net sales	$334,461	$355,897	$1,191,967	$1,314,471
Finance charges and other revenues	85,925	76,908	324,064	282,377
Total revenues	420,386	432,805	1,516,031	1,596,848
Costs and expenses:
Cost of goods sold	200,497	217,373	720,344	823,082
Selling, general and administrative expense	117,889	113,346	450,413	460,896
Provision for bad debts	54,984	72,316	216,875	242,294
Charges and credits	2,175	1,070	13,331	6,478
Total costs and expenses	375,545	404,105	1,400,963	1,532,750
Operating income	44,841	28,700	115,068	64,098
Interest expense	18,018	25,111	80,160	98,615
Loss on extinguishment of debt	367	—	3,274	—
Income (loss) before income taxes	26,456	3,589	31,634	(34,517)
Provision (benefit) for income taxes	23,255	3,663	25,171	(8,955)
Net income (loss)	$3,201	$(74)	$6,463	$(25,562)
Income (loss) per share:
Basic	$0.10	$0.00	$0.21	$(0.83)
Diluted	$0.10	$0.00	$0.20	$(0.83)
Weighted average common shares outstanding:
Basic	31,403,543	30,882,509	31,192,439	30,776,479
Diluted	32,232,220	30,882,509	31,777,823	30,776,479

CONN'S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Revenues:
Product sales	$303,133	$321,928	$1,077,874	$1,186,197
Repair service agreement commissions	27,680	30,766	100,383	113,615
Service revenues	3,648	3,203	13,710	14,659
Total net sales	334,461	355,897	1,191,967	1,314,471
Other revenues	74	301	341	1,569
Total revenues	334,535	356,198	1,192,308	1,316,040
Costs and expenses:
Cost of goods sold	200,497	217,373	720,344	823,082
Selling, general and administrative expense	83,035	81,480	316,325	326,078
Provision for bad debts	245	179	829	990
Charges and credits	2,175	1,070	13,331	6,478
Total costs and expenses	285,952	300,102	1,050,829	1,156,628
Operating income	$48,583	$56,096	$141,479	$159,412
Retail gross margin	40.1%	38.9%	39.6%	37.4%
Selling, general and administrative expense as percent of revenues	24.8%	22.9%	26.5%	24.8%
Operating margin	14.5%	15.7%	11.9%	12.1%
Store count:
Beginning of period	116	113	113	103
Opened	—	—	3	10
End of period	116	113	116	113

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Revenues:
Finance charges and other revenues	$85,851	$76,607	$323,723	$280,808
Costs and expenses:
Selling, general and administrative expense	34,854	31,866	134,088	134,818
Provision for bad debts	54,739	72,137	216,046	241,304
Total costs and expenses	89,593	104,003	350,134	376,122
Operating loss	(3,742)	(27,396)	(26,411)	(95,314)
Interest expense	18,018	25,111	80,160	98,615
Loss on extinguishment of debt	367	—	3,274	—
Loss before income taxes	$(22,127)	$(52,507)	$(109,845)	$(193,929)
Selling, general and administrative expense as percent of revenues	40.6%	41.6%	41.4%	48.0%
Selling, general and administrative expense as percent of average total customer portfolio balance (annualized)	9.2%	8.2%	8.9%	8.7%
Operating margin	(4.4)%	(35.8)%	(8.2)%	(33.9)%

CONN'S, INC. AND SUBSIDIARIES
CUSTOMER RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2018	2017
Weighted average credit score of outstanding balances (1)	591	589
Average outstanding customer balance	$2,443	$2,376
Balances 60+ days past due as a percentage of total customer portfolio balance(2)	9.9%	10.7%
Re-aged balance as a percentage of total customer portfolio balance(2)(3)	24.3%	16.1%
Account balances re-aged more than six months (in thousands)	$76,165	$73,903
Allowance for bad debts as a percentage of total customer portfolio balance	13.3%	13.5%
Percent of total customer portfolio balance represented by no-interest option receivables	21.2%	27.1%

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Total applications processed	369,522	362,487	1,278,809	1,337,850
Weighted average origination credit score of sales financed (1)	611	607	610	609
Percent of total applications approved and utilized	28.2%	32.7%	30.4%	34.5%
Average down payment	2.7%	2.6%	3.0%	3.2%
Average income of credit customer at origination	$45,200	$43,100	$43,400	$41,900
Percent of retail sales paid for by:
In-house financing, including down payment received	69.3%	68.8%	71.0%	72.0%
Third-party financing	16.7%	16.5%	16.1%	15.7%
Third-party lease-to-own option	6.5%	9.3%	5.9%	6.3%
	92.5%	94.6%	93.0%	94.0%

(1)	Credit scores exclude non-scored accounts.

(2)	Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.

(3)
The re-aged balance as a percentage of total customer portfolio as of January 31, 2018 includes $62.0 million, or 4.1%, in first time re-ages related to customers affected by Hurricane Harvey within FEMA-designated disaster areas.

CONN'S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$9,286	$23,566
Restricted cash	86,872	110,698
Customer accounts receivable, net of allowances	636,825	702,162
Other accounts receivable	71,186	69,286
Inventories	211,894	164,856
Income taxes recoverable	32,362	2,150
Prepaid expenses and other current assets	31,592	14,955
Total current assets	1,080,017	1,087,673
Long-term portion of customer accounts receivable, net of allowances	650,608	615,904
Property and equipment, net	143,152	159,202
Deferred income taxes	21,565	71,442
Other assets	5,457	6,913
Total assets	$1,900,799	$1,941,134
Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of capital lease obligations	$907	$849
Accounts payable	71,617	101,612
Accrued expenses	66,173	39,781
Other current liabilities	25,414	25,139
Total current liabilities	164,111	167,381
Deferred rent	87,003	87,957
Long-term debt and capital lease obligations	1,090,105	1,144,393
Other long-term liabilities	24,512	23,613
Total liabilities	1,365,731	1,423,344
Stockholders' equity	535,068	517,790
Total liabilities and stockholders' equity	$1,900,799	$1,941,134

CONN'S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands)

RETAIL SEGMENT OPERATING INCOME, AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Retail segment operating income, as reported	$48,583	$56,096	$141,479	$159,412
Adjustments:
Store and facility closure and relocation costs	1,032	135	2,381	1,089
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation and other legal matters	1,143	(646)	1,177	101
Indirect tax audit reserve	—	1,434	2,595	1,434
Executive management transition costs	—	—	—	234
Impairment from disposal	—	6	—	1,986
Employee severance	—	141	1,317	1,634
Write-off of capitalized software costs	—	—	5,861	—
Retail segment operating income, as adjusted	$50,758	$57,166	$154,810	$165,890
Retail segment total revenues	$334,535	$356,198	$1,192,308	$1,316,040
Retail segment operating margin:
As reported	14.5%	15.7%	11.9%	12.1%
As adjusted	15.2%	16.0%	13.0%	12.6%

NET INCOME (LOSS), AS ADJUSTED, AND DILUTED INCOME (LOSS) PER SHARE, AS ADJUSTED

	Three Months Ended January 31,		Year Ended January 31,
	2018	2017	2018	2017
Net income (loss), as reported	$3,201	$(74)	$6,463	$(25,562)
Adjustments:
Changes in estimates	—	—	—	13,168
Store and facility closure and relocation costs	1,032	135	2,381	1,089
Legal and professional fees and related reserves associated with the exploration of strategic alternatives, securities-related litigation and other legal matters	1,143	(646)	1,177	101
Indirect tax audit reserve	—	1,434	2,595	1,434
Executive management transition costs	—	—	—	234
Impairment from disposal	—	6	—	1,986
Employee severance	—	141	1,317	1,634
Write-off of capitalized software costs	—	—	5,861	—
Impact of Tax Act	13,068	—	13,068	—
Discrete tax item	—	932	—	932
Loss on extinguishment of debt	367	—	3,274	—
Tax impact of adjustments	(894)	(387)	(5,986)	(1,678)
Net income (loss), as adjusted	$17,917	$1,541	$30,150	$(6,662)
Weighted average common shares outstanding - Diluted	32,232,220	30,882,509	31,777,823	30,776,479
Income (loss) per share:
As reported	$0.10	$0.00	$0.20	$(0.83)
As adjusted	$0.56	$0.05	$0.95	$(0.22)

Basis for presentation of non-GAAP disclosures:

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating income, retail segment adjusted operating margin, adjusted net income (loss), and adjusted income (loss) per diluted share. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making, and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.